Exhibit 10.34
January 15, 2008
To Mr. Isaac Angel
Dear Isaac:

Re:	Your Resignation from Employment with VeriFone Israel Ltd. (the “Company”)
As per your resignation notice, and subject to your compliance with your undertakings under this letter and your execution of, and compliance with, the Confirmation and General Release, attached hereto, the Company hereby agrees to provide you with the following benefits:
1.	As per your resignation notice, your employment with the Company shall continue until November 30, 2008 (the “Termination Date”). Until the Termination Date, you shall remain an employee of the Company, subject to the following:
1.1	Until 31 December 2007 (the “Determining Date”), you shall continue to fulfill your current position and receive your Base Salary and all benefits to which you are entitled under your employment agreement dated April 12, 2007 (the “Employment Agreement”).

1.2	As of 1 January 2008 and until the Termination Date (the “Term”) you shall transition to the part time position of Advisor to the Chairman of the Board of Directors (the “Position”) of VeriFone Holdings, Inc. (“VeriFone”).
2.	Within 10 days of the date of this letter, the Company shall act as follows:
2.1	Pay you a one-time lump sum of NIS 706,488, reflecting: (1) 53.645 accrued and unused vacation days; (2) outstanding recuperation pay; and (3) 3 months’ prior notice period, all as detailed in the attached Appendix A.

2.2	Contribute to the severance pay fund in your existing Manager’s Insurance Policy (the “Policy”) a one-time lump-sum amount reflecting any difference between the amount of severance pay to which you would have been entitled under the Severance Pay Law (the “Law”) if you had terminated employment on the Determining Date (assuming that following the Determining Date you have been employed thought the prior notice period and actually used the accrued and unused vacation days) under circumstances entitling you to receive severance pay under the Law, and the amounts accumulated in the severance pay fund in the Policy, all as detailed in the attached Appendix A.

2.3	Provide you with an irrevocable notice of release to funds for all the amounts accrued in your Education Fund and the Policy (including amounts accumulated in the severance fund), which will be effective as of the Termination Date.
3.	During the Term and until the Termination Date, you shall be entitled to the following benefits:

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3.1	Your monthly gross Base Salary shall be NIS 2,500. The Base Salary will be payable in arrears within nine (9) calendar days of the first day of the following calendar month.

3.2	You shall be entitled to annual leave; sick leave and recuperation pay as required by law, and in accordance with your actual scope of employment.

3.3	The Company shall continue to make a provision for the loss of earning capacity component disability insurance in an amount of up to 2.5% of your Base Salary, as defined in Section 3.1 of the Employment Agreement.

3.4	You shall be entitled to continue using the cellular phone which is currently in your possession, subject to Section 5.2.2 (b) to the Employment Agreement.

3.5	During the Term the Company shall make available to you a new Company car license number 60-330-16 for your use, which was purchased by the Company. The use of the Company car will be in accordance with Section 5.1 of the Employment Agreement.

3.6	Save for as specifically provided in this letter, you shall not be entitled to any additional payments or benefits with respect to your employment with the Company during the Term.

Without derogating from the generality of the above, it is hereby agreed that during the Term you shall not be entitled to payments and benefits according to following Sections of the Employment Agreement: 2 (only the second paragraph), 4.1, 4.2, 4.5, 5.2 (save for 5.2.2 (b) and 5.2.3 if you will be required by the Company to travel), 5.3, 5.4, 5.5, 5.6, 5.7, 5.8, 8.1, 8.2, 8.3, 8.4, 9 and Exhibit A, which shall terminate as of the Determining Date. All other provisions of the Employment Agreement shall continue to apply with the necessary changes.
4.	On or about the Termination Date, a final settlement of accounts will be carried out and the Company will provide you with a 161 form. Within the final settlement of accounts the Company shall redeem any vacation days that were accrued by you during the Term and not used. It is hereby clarified that the release of the Policy constitutes your entire severance pay entitlement, and you will not be entitled to any additional amount in this respect.
5.	Your entitlement to any rights, under outstanding options you may have, to purchase shares of the Company (including the vesting and exercise thereof) shall be in accordance with, and subject to, the terms and conditions of the applicable option plan and grant agreements. The vesting of your options shall continue through the Termination Date according to the vesting schedule of each applicable option plan, and as follows:
(i)	Under Lipman 2003 Equity Incentive Plan — options to purchase 240,000 ordinary shares of the Common Stock of VeriFone. Since you have already exercised 150,000 shares, under Lipman 2003 Equity Incentive Plan with an exercise price of $9.304 per share, you have only 90,000 unexercised options to purchase shares of Common Stock of VeriFone under this plan.

(ii)	Under Lipman 2006 Equity Incentive Plan — options to purchase 200,000 of Common Stock of VeriFone.

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(iii)	Under VeriFone’s 2006 Equity Incentive Plan — options to purchase 150,000 options to purchase shares of Common Stock of VeriFone.
You shall be entitled to exercise the vested options to purchase shares of Common Stock of VeriFone following the Termination Date in accordance with the terms of the applicable plan and grant documents. You shall continue to be subject to VeriFone’s Insider Trading Policy and you acknowledge your understanding that you may be unable to exercise stock options and sell Company shares during any period in which VeriFone determines that such actions are impermissible or inadvisable under applicable law (including U.S. securities laws).

6.	The arrangement under Sections 1, the Company’s payments under Section 2, the provision of the new Company car under Section 3.5, the vesting and exercising of options pursuant to Section 5 and the Company’s willingness to include the study fund increment above the income tax ceiling as a part of your determining salary for the purpose of calculating your entitlements for the period until the Determining Date (as detailed in Appendix A), exceed the entitlements and amounts the Company is otherwise required to pay to you pursuant to law, the Employment Agreement, and the applicable options plan and grant documents. Accordingly, such entitlements and payments are conditional upon your execution of the Confirmation and General Release, attached hereto as Appendix B, and your fulfillment of all the obligations herein.

You should submit the executed Confirmation and General Release to the Company no later than January 22, 2008.

7.	Nothing in this letter shall be interpreted as preventing the Company’s right to terminate your employment immediately, upon the occurrence of any of the following: (a) any willful act of fraud, theft, embezzlement or financial dishonesty with respect to the Company or any of its affiliates, and/or (b) any criminal offense involving moral turpitude. In such case, you shall not be entitled to the terms and benefits described above, but only to such entitlement owed to you under law.

8.	Until the Termination Date and afterwards, you are expected to cooperate with the Company with respect to any existing or future legal proceedings, which were or will be initiated by or against the Company, including providing truthful testimony in such proceedings, insofar as you will be requested to do so. The Company shall reimburse you for all time and expenses actually incurred by you in this respect.

9.	You are required to deliver to the Company, no later than the Termination Date, and in accordance with the Company’s instructions, each and every asset belonging or entrusted to the Company, which is in your possession or control, including the Company car and the cellular phone. You confirm that you have no liens or other rights whatsoever in or to any such assets. In addition, you are required to deliver to the Company as instructed, no later than the Termination Date, all documents, information and other material in your possession or control that belongs to the Company or VeriFone or any of their affiliates, that relates to, or was prepared by you in connection with, your employment.

10.	We remind you of your continued obligations of non-competition, confidentiality and intellectual property rights as required under the Employment Agreement and applicable law, which will continue to survive and obligate you after the Termination Date. It is hereby clarified that your 24 months non-compete obligation, as determined in section 6.2 of the

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Employment Agreement, shall commence on the Determining Date and shall be in effect 24 months thereafter.

11.	The Company acknowledges and agrees that during the Term you will be entitled to accept other employment or provide services to third parties, provided however that such employment or services will not in any way constitute a conflict with or a breach of any of your duties, undertakings or convents according to the Employment Agreement and/or hereunder.

12.	All of the payments and benefits referred to above are gross amounts and shall be subject to the withholding of all applicable taxes and deductions required by any applicable law.

13.	The Confirmation and General Release attached hereto as Appendix B that will be signed by you is subject to the indemnification agreement and release provided by the Company, attached hereto as Appendix C.

14.	The parties shall coordinate any public announcement related to your resignation, provided that the Company and VeriFone shall each be permitted to make any disclosure that in their judgment are required in order to comply with its disclosure obligations under applicable law or the requirements of any securities exchange on which shares of VeriFone are listed or admitted for trading.
We thank you again for your contribution to the Company and wish you luck in your future professional endeavors.
Sincerely,
VeriFone Israel Ltd.

By:	/s/ Doug G. Bergeron

Name:	Doug G. Bergeron
Title:	CEO
     AGREED AND ACCEPTED:

/s/ Isaac Angel

ISAAC ANGEL

Appendix A
Lump Sum Payment

							total
							amount
						( 7.5%	grossto
						from	Isaac		total
			Managers			15,712	per		amount
	base		Insurance		study found	NIS)	month		grossto
Description	salary	study found	(pension)	NIS	study found	NIS	(NIS)	months	Isaac (NIS)
Notice period — 3 month	100,000	6,322	5%	5,316	7.50%	1,178	112,817	3	NIS	338,450
vacation — April 08	100,000	6,322	5%	5,316	7.50%	1,178	112,817		NIS	112,817
vacation — May 08	100,000	6,322	5%	5,316	7.50%	1,178	112,817		NIS	112,817
vacation — June 08	100,000	6,322	5%	5,316	7.50%	1,178	112,817		NIS	112,817
vacation — until July 7, 08	22,600	1,429	5%	1,201	7.50%	1,178	26,409		NIS	26,409
Recuperation Payment									NIS	3,180
									NIS	706,488

		Catch-Up
	Accrued	Contribution
Severance Payment	748,772	2,363,184	NIS	3,111,956

Appendix B
Confirmation and General Release
1.	I hereby confirm that the release and the receipt of the amounts specified in Appendix A, and the benefits and payments specified in the Resignation from Employment letter, shall constitute full and final settlement of everything owed to me from the Company, its parent, VeriFone Holdings, Inc., their affiliates, branch offices, successors or anyone on their behalf, including, but not limited to, any payments with respect to salary, severance pay, commissions, bonuses, sick leave, vacation, redemption of vacation, travel allowance, recuperation pay, prior notice, payment in lieu of prior notice, company car, cellular phone, expenses of all kinds whatsoever, social contributions of all kinds (including Managers’ Insurance Policy, Education Fund etc.), incentive and/or equity-based plans or programs, options, shares, benefit plans or programs, and every other payment or social benefit whatsoever that is connected to, or arising out of, my employment and/or termination of my employment with the Company.
2.	I hereby confirm and acknowledge that my continues employment until the Termination Date, the payments that shall be made by the Company to the Policy and to me within 10 days of the date of the Resignation from Employment letter, the provision of the new Company car, the vesting and exercising of options and the Company’s willingness to include the study fund increment above the income tax ceiling as a part of my determining salary for the purpose of calculating my entitlements, all as specified in the Resignation from Employment letter, exceed the entitlements and amounts the Company is otherwise required to pay to me pursuant to law, the Employment Agreement and the applicable options plan and grant documents. Accordingly, such entitlements and payments are conditional upon my execution of this Confirmation and General Release, and my fulfillment of all the obligations herein.
3.	I hereby confirm that upon receipt of payments of all amounts and all rights specified in Appendix A and satisfaction of all Company obligations under the Resignation from Employment letter, including the indemnification agreement and release provided by the Company under Appendix C, neither I nor anyone on my behalf will have any claim or demand of any kind whatsoever against the Company, its parent, VeriFone Holdings, Inc., their affiliates and/or any of their related entities, branch offices, their respective directors, officers, managers, employees, shareholders, agents, partners, predecessors, successors and assigns, representatives or anyone on their behalf in any matter relating to my employment with the Company or the termination thereof, according to any agreement or applicable law of any jurisdiction, and that I have received every amount and benefit that the Company is due and liable to pay me.
4.	I hereby confirm that this Confirmation and General Release is also a letter of acknowledgement and settlement for severance pay in accordance with Section 29 of the Severance Pay Law 1963.
5.	I hereby agree to deliver to the Company, by no later than the Termination Date, all and every asset belonging to the Company, which are in my possession, including the Company car and cellular phone. I hereby confirm that I have no liens or other rights whatsoever in or to any such assets, including the Company car.
6.	I hereby agree to deliver to the Company, no later than the Termination Date, all documents, information and other material in my or control that belongs to the Company, its parent,

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VeriFone Holdings, Inc. or any of their affiliates, that relates to, or was prepared by me in connection with, my employment with the Company.
7.	I hereby undertake that until the Termination Date I shall make myself available for the Company, upon its request, for any assistance required by the Company in relation to my employment, all in accordance with my actual scope of employment during the Term, as provided under Section 1.2 of the Resignation from Employment letter and up to ___hours per month.
8.	I hereby undertake to cooperate with the Company, both until the Termination Date and afterwards, with respect to any existing or future legal proceedings, which were or will be initiated by or against the Company, including providing truthful testimony in such proceedings, insofar as I will be requested to do so, provided that the Company shall reimburse me for all time and expenses actually incurred by me in this respect.
9.	I hereby undertake to ensure that all of the terms of my employment with the Company shall be kept in complete confidence, including any information regarding the termination of my employment with the Company and the contents of this document.
10.	I hereby confirm that I shall continue to comply with my obligations of the two-year non-competition and non-solicitation, confidentiality, and intellectual property rights, as required under the Employment Agreement and applicable law. It is hereby clarified that my 24 months non-compete obligation, as determined in section 6.2 of the Employment Agreement, shall commence on the Determining Date and shall be in effect 24 months thereafter.
11.	I hereby acknowledge that the ex gratia payments paid to me by the Company do not entitle (explicitly or implicitly) any right to anyone who is not a party to it, except that my rights to receive any ex-gratia payments shall be inured to the benefit of my successors.
12.	I hereby confirm that I am fully aware of my rights according to law and that this Confirmation and General Release is signed by me knowingly and voluntarily after I have checked all my accounts with the Company and after I have investigated all my rights against the Company. I further acknowledge that I was represented by a legal counsel of my choice.

/s/ Isaac Angel	16.01.08
Signature	Date

INDEMNIFICATION AGREEMENT
     WHEREAS, at the Company’s request you have served as an officer of the Company and, as a result, may be subject to Proceedings (as defined below) arising from this service; and
     WHEREAS, you have agreed with the Company to a change in your role and responsibilities and in connection therewith the Company has agreed to formalize the arrangements for indemnifying you in connection with any such Proceedings;
     NOW, THEREFORE, in consideration of the premises and the covenants contained herein, the Company agrees as follows:
Section 1. Definitions. For purposes of these Provisions:
     (a)“Company” means VeriFone Holdings, Inc its past present and future parent companies, subsidiaries and affiliates and successors.
     (b)“Corporate Status” means your status as an officer, employee or agent of the Company or of any other entity for which you are serving at the request of the Company.
     (c)“Expenses” shall include all reasonable fees and disbursements of counsel or other expenses of the types customarily incurred in connection with prosecuting, defending, investigating, or being or preparing to be a witness in a Proceeding.
     (d)“Proceeding” includes any threatened, pending or completed action, suit, arbitration, investigation, administrative hearing or any other proceeding, whether civil, criminal, administrative or investigative (including on appeal).
     Section 2. Indemnification — General. The Company shall indemnify, and advance Expenses to, you (a) as provided in these Provisions and (b) otherwise to the fullest extent permitted by Delaware law in effect on the date hereof and as amended from time to time; provided, however, that no change in Delaware law shall have the effect of reducing the benefits available to you hereunder based on Delaware law as in effect on the date hereof. For the avoidance of doubt, you shall not be entitled to indemnification or advance of Expenses under these Provisions with respect to any Proceeding brought by you, except for a Proceeding required to enforce these Provisions, and then only to the extent authorized by these Provisions
     Section 3. Proceedings Other Than by or in the Right of the Company. You shall be entitled to the rights of indemnification provided in this Section 3 if, by reason of your Corporate Status, you are, or are threatened to be, made a party to or a witness in any threatened, pending, or completed Proceeding, other than a Proceeding by or in the right of the Company. Pursuant to this Section 3, you shall be indemnified against all judgments, penalties, fines and amounts paid in settlement and all Expenses actually and reasonably incurred by you or on your behalf in connection with a Proceeding by reason of your Corporate Status unless it is established by court or arbitration judgment that (i) the act or omission was material to the matter giving rise to the Proceeding, was committed in bad faith and in a manner in which you did not reasonably believe was in (or not opposed to) the best interests of the Company, or (ii) in the case of any criminal Proceeding, you had reasonable cause to believe that your conduct was unlawful.
     Section 4. Proceedings by or in the Right of the Company. You shall be entitled to the rights of indemnification provided in this Section 4 if, by reason of your Corporate Status, you are, or are threatened to be, made a party to or a witness in any threatened, pending or completed Proceeding brought by or in the right of the Company to procure a judgment in its favor. Pursuant to this Section 4, you shall be indemnified against all amounts paid in settlement and all Expenses actually and reasonably incurred by you or on your behalf in connection with such Proceeding unless it is established by court or arbitration judgment that your act or omission was material to the matter giving rise to such a Proceeding, was committed in bad faith and in a manner in which you did not reasonably believe was in (or not opposed to) the best interests of the Company.
     Section 5. Court-Ordered Indemnification. Notwithstanding any other provision of these Provisions, a court of appropriate jurisdiction, upon your application and such notice as the court shall require, may order indemnification in the following circumstances:
     (a)if it determines you are entitled to reimbursement under Section 145 of the DGCL, the court shall order indemnification, in which case you shall be entitled to recover the expenses of securing such reimbursement; or
     (b)if it determines that you are fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not you have met the standards of conduct set forth in Section 145 of the DGCL, the court may order such indemnification as the court shall deem proper. However, indemnification with respect to any Proceeding by or in the right of the Company or in which liability shall have been adjudged in the circumstances described in Section 145 of the DGCL shall be limited to Expenses incurred by you or on your behalf in connection with a Proceeding.
     Section 6. Indemnification for Expenses of a Party Who is Wholly or Partly Successful. Notwithstanding any other provision herein, and without limiting any such provision, to the extent that you are, by reason of your Corporate Status, made a party to and are successful, on the merits or otherwise, in the defense of any Proceeding, you shall be indemnified for all Expenses incurred by you or on your behalf in connection therewith. If you are not wholly successful in such Proceeding but are successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such Proceeding, the Company shall indemnify you under this Section 6 for all Expenses incurred by you or on your behalf in connection with each successfully resolved claim, issue or matter, allocated on a reasonable and proportionate basis.
     Section 7. Advance of Expenses. Notwithstanding any provision herein to the contrary, the Company shall advance all Expenses incurred by you or on your behalf in connection with any Proceeding contemplated in Section 3 or Section 4 to which you are, or are threatened to be, made a party or a witness, within 30 days after the receipt by the Company of notice from you requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. Such statement or statements shall reasonably evidence the Expenses incurred by you and shall include or be preceded or accompanied by a written affirmation by you of your good faith belief that you are entitled to indemnification from the Company pursuant to applicable law and these Provisions and a written undertaking by you, in such form as the Company may from time to time reasonably require or as may be required under applicable law as in effect at the time of the execution thereof, to reimburse any Expenses advanced to you as to which it shall ultimately be established that you are not entitled to indemnification. To the extent that Expenses advanced to you do not relate to a specific claim, issue or matter in the Proceeding, such Expenses shall be allocated on a reasonable and proportionate basis.
     Section 8. Procedure for Determination of Entitlement to Indemnification.
     (a)To obtain indemnification and payment of Expenses under these Provisions, you shall submit to the Company a written request, including therein or therewith such documentation and information as is reasonably available to you and is reasonably necessary to determine the extent to which you are entitled to indemnification. Your failure to notify the Company will not relieve it from any obligation that it may have to you other than under these Provisions.
     (b)Upon your written request for indemnification pursuant to Section 8(a) hereof, a determination, if required by applicable law, with respect to your entitlement thereto shall promptly be made by or at the direction of the Board of Directors.
     Section 9. Remedies. If (i) a determination is made that you are not entitled to indemnification under these Provisions, (ii) Expenses are not advanced on a timely basis pursuant to these Provisions, (iii) no determination of entitlement to indemnification shall have been made pursuant to Section 8(b) within 30 days after receipt by the Company of the request for indemnification, (iv) payment of indemnification is not made pursuant to Section 6 within 30 days after receipt by the Company of a written request therefor, or (v) payment of indemnification is not made within 30 days after a determination has been made that you are entitled to indemnification, you shall be entitled to an adjudication in an appropriate court located in the State of Delaware, or in any other court of competent jurisdiction, of your entitlement thereto.
     Section 10. Defense of the Underlying Proceeding.
     (a)You shall notify the Company promptly upon being served with or receiving any summons, citation, subpoena, complaint, indictment, information, notice, request or other document relating to any Proceeding which may result in the right to indemnification or the advance of Expenses hereunder; provided, however, that the failure to give any such notice shall not affect your right to indemnification or the advance of Expenses under these Provisions except to the extent that the Company’s defense in such Proceeding or ability to secure insurance coverage is prejudiced thereby.
     (b)The Company shall have the right to defend you in any Proceeding which may give rise to indemnification hereunder; provided, however, that the Company shall notify you of any such decision to defend within 30 days following receipt of notice of any such Proceeding under Section 10(a) above.

     Section 11. Sverability. If any of these Provisions shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions (including, without limitation, each portion of any section hereof containing any such provision held to be invalid, illegal or unenforceable that is not itself invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, these Provisions (including, without limitation, each portion of any section hereof containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested thereby.
     Section 12. Governing Law. The parties agree that these Provisions shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to its conflicts of laws rules.
     In witness whereof, the Company has caused this Indemnification Letter of Agreement attached as Appendix C to the Resignation letter of Agreement to be signed by its duly authorized officer as of January ___, 2008.

VeriFone Holdings, Inc.

By:	/s/ Doug G. Bergeron

Name:	Doug G. Bergeron
Title:	CEO

/s/ Isaac Angel

ISAAC ANGEL